Exhibit 99.5

[Dear Partner],

I’m writing to share some exciting news about Nauticus. Earlier today, we announced that Nauticus Robotics will become a publicly listed company through a merger with CleanTech Acquisition Corp. (Nasdaq: CLAQ), a publicly-traded special purpose acquisition company (“SPAC”).

This is a critical moment for us, as this transaction will provide us with additional capital and resources to accelerate our growth as we enter our next chapter as a publicly listed company. You can read the full announcement via [press release link] and learn more from our investor relations page [link].

We are grateful for the opportunity to work with you, and your contributions to our work are essential to our shared success. We will keep you updated on relevant information as we near the closing of the transaction, which is expected to take place in the first half of 2022, subject to regulatory and stockholder approvals and other customary closing conditions.

This transaction and the related processes should have no impact on our work together, and we look forward to continuing to grow our partnership as we scale.

Best,
Nicolaus Radford

Partner FAQ

1.	What was announced?

●	Earlier today, we announced that Nauticus intends to become a publicly listed company through a merger with CleanTech Acquisition Corp. (Nasdaq: CLAQ), a publicly-traded special purpose acquisition company (SPAC).

●	This is an important milestone for us, as this transaction will provide us with additional capital and resources to accelerate our growth as we enter our next chapter as a publicly listed company.

2.	Does this mean Nauticus is a public company now?

●	The announcement of the merger with CLAQ does not make Nauticus a public company, nor does it guarantee that we will close the merger. We still need to take several steps between now and closing to consummate the transaction and become a public company.

3.	When will the deal close? Will we be a public company?

●	We expect to close the transaction in the first half of 2022, subject to regulatory and stockholder approvals and other customary closing conditions.

●	Until the transaction closes, we are operating as we always have – as an independent company focused on building green robotics for a blue economy, creating a highly sophisticated, ultra sustainable fleet of marine robotics to better protect the environment.

4.	What does this mean for me? Will our partnership be changing?

●	Our relationship with you/your firm is unchanged, and it remains business as usual for our team at Nauticus.

●	We will keep you updated on relevant information as we near the closing of the transaction.

5.	Can I buy shares of CLAQ?

●	We strongly recommend you not buy or sell any CLAQ shares for the time being. We believe partners/contractors have material non-public information, and buying CLAQ shares with this information could violate laws that prohibit insider trading. We will follow up with more details in the coming weeks to provide more clarity on this topic.

6.	Why CLAQ? Why are we merging with a SPAC?

●	This was an important decision in which our Board and leadership team put a lot of time and consideration.

●	CLAQ brings a focus and deep domain experience on supporting the next generation of clean technology

●	SPAC transactions offer a unique opportunity to provide additional growth capital to scale

7.	What is a SPAC?

●	A special purpose acquisition company– or SPAC for short – is a company with no commercial operations that is formed to raise money through an initial public offering, for the purpose of acquiring an existing company.

●	Once the SPAC finds a target company that fits their investment thesis, they can complete a merger and thereby take the target company public.

●	SPACs are an attractive way to take a company public, as the process can typically be accomplished more quickly and with fewer associated costs and requirements than a traditional IPO.

8.	Who will be leading Nauticus?

●	Our Leadership team will remain unchanged, with Nicolaus leading the company as CEO.

9.	What should I do if a reporter or potential investor asks me about Nauticus or the merger with CLAQ?

●	If you receive any questions from the media or other external third parties, please do not respond and forward the emails to [press email].

This document relates to a proposed transaction between CleanTech Acquisition Corp. and Nauticus Robotics, Inc. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. CleanTech intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of CleanTech, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all CleanTech stockholders. CleanTech also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of CleanTech are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CleanTech through the website maintained by the SEC at www.sec.gov.

CleanTech and Nauticus and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from CleanTech’s stockholders in connection with the proposed transaction. A list of the names of the directors and executive officers of CleanTech and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

For investor and media inquiries, please contact:

Gateway Group

IR: Cody Slach or Jeff Grampp, CFA

PR: Jordan Schmidt or Natalie Balladarsch

Phone: (949) 574-3860

E-mail : CLAQ@gatewayir.com

3